Exhibit g.2
INVESTMENT SUBADVISORY
AGREEMENT

This INVESTMENT SUBADVISORY AGREEMENT (this “Agreement”) is made and entered into by and among MACC PRIVATE EQUITIES INC., a Delaware corporation (“MACC”), EUDAIMONIA ASSET MANAGEMENT, LLC, a California limited liability company (“Eudaimonia”) and INVESTAMERICA INVESTMENT ADVISORS, INC., a Delaware corporation (“InvestAmerica”), dated as of the 29th day of April, 2008.

RECITALS

WHEREAS, MACC is a closed-end management investment company that has elected to be regulated as business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, MACC is subject to the terms of certain exemptive orders granted by the United States Securities and Exchange Commission (“SEC”) which govern, among other things, co-investments by MACC and other investment funds managed by any investment advisor to MACC (the “Exemptive Orders”);

WHEREAS, Eudaimonia and InvestAmerica are both registered investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, concurrently with the execution of this Agreement, Eudaimonia has agreed to serve as the investment advisor to MACC pursuant to an Investment Advisory agreement between Eudaimonia and MACC (the “Eudaimonia Advisory Agreement”);

WHEREAS, prior to the execution of this Agreement, InvestAmerica was the investment advisor to MACC and its wholly-owned subsidiary, MorAmerica Capital Corporation (“MorAmerica”), with respect to Existing Portfolio Company (as defined below) investments;

WHEREAS, this Agreement is subject to approval by the holders of a majority, as defined in the 1940 Act, of MACC’s outstanding voting securities and will become effective as of the date of such approval (the “Effective Date”);

WHEREAS, effective on the Effective Date, the investment advisory agreements previously governing the investments in Existing Portfolio Companies are terminated;

WHEREAS, Eudaimonia desires to obtain the support and assistance of InvestAmerica in carrying out Eudaimonia’s duties and obligations as the investment advisor to MACC, and InvestAmerica desires to provide such support and assistance as sub-advisor on the terms and conditions set forth herein; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, the parties agree as follows:

1.           Existing Porfolio Company, Defined.  “Existing Portfolio Company” or “Existing Portfolio Companies” shall mean any entity in which MACC or MorAmerica has made an investment prior to the Effective Date and with respect to which InvestAmerica will be providing services pursuant hereto, which investments may include ownership of capital stock, loans, receivables due from an Existing Portfolio Company or other debtor on sale of assets acquired in liquidation and assets acquired in liquidation of any Existing Portfolio Company.

2.           Services.

2.1           Transitional Services.  During the first three (3) months of the term of this Agreement (the “Transitional Period”), InvestAmerica will provide those financial, business and investment advisory services specified on Schedule A (collectively referred to as the “Transitional Services”) to, or for the benefit of, MACC, subject to the oversight and supervision of Eudaimonia and the direction and control of the Board of Directors of MACC.   Notwithstanding the foregoing, Eudaimonia and InvestAmerica may agree to extend the Transitional Period for an additional period of three (3) months.

2.2           Ongoing Services.   For the remainder of the term of this Agreement after the Transitional Period (as the same may be extended pursuant to Section 2.1 above), InvestAmerica will provide those financial, business and investment advisory services specified on Schedule B (collectively referred to as the “Ongoing Services” and, together with the Transitional Services, the “Services”) to, or for the benefit of, MACC, subject to the oversight and supervision of Eudaimonia and the direction and control of the Board of Directors of MACC.

3.           Term.  This Agreement shall continue in effect for two (2) years from the Effective Date, unless sooner terminated as provided for herein.  Thereafter, this Agreement shall continue in effect so long as such continuance is specifically approved at least annually by Eudaimonia and the Board of Directors of MACC, including a majority of its members who are not interested persons of InvestAmerica or Eudaimonia, or by vote of the holders of a majority, as defined in the 1940 Act, of MACC’s outstanding voting securities.  The foregoing notwithstanding, this Agreement may be terminated by Eudaimonia or MACC at any time, without payment of any penalty, on sixty (60) days’ written notice to InvestAmerica if the decision to terminate has been made by Eudaimonia or by MACC’s Board of Directors or by vote of the holders of a majority, as defined in the 1940 Act, of MACC’s outstanding voting securities.  This Agreement also may be terminated by InvestAmerica at any time, without payment of any penalty, on sixty (60) days’ written notice to Eudaimonia and MACC.

4.           Portfolio Board Service and Asset Management.

4.1           It is acknowledged that as a part of the Services to be provided by InvestAmerica hereunder, (i) certain of its employees, representatives and agents (“InvestAmerica Representatives”) may serve as members of the boards of directors and board committees of individual Portfolio Companies and (ii) InvestAmerica will monitor and manage investments in Existing Portfolio Companies, including exits, preparation of valuations and other portfolio management matters.  InvestAmerica and InvestAmerica Representatives serving on the boards of directors and board committees of individual Existing Portfolio Companies shall conduct the Services in accordance with applicable law and all investment policies as set forth in writing by Eudiamonia and the Board of Directors of MACC with respect to such Services, provided that at all times the InvestAmerica Representatives shall act in accordance with their fiduciary duties as members of Existing Portfolio Company boards.  In regard to such actions and decisions, MACC hereby appoints InvestAmerica (and such officers, directors, employees, representatives and agents is it shall designate) as its proxy, as a result of which InvestAmerica shall have the authority, in its performance of this Agreement, to make decisions and to take such actions, without specific authority from Eudaimonia or the Board of Directors of MACC, as to all matters which are not hereby restricted.

4.2           All fees, including director’s fees that may be paid to InvestAmerica by or for the account of an Existing Portfolio Company shall be paid to MACC.  Notwithstanding the foregoing, InvestAmerica will be allowed to be reimbursed by Existing Portfolio Companies for all direct expenses associated with due diligence and management of portfolio investments or investment opportunities, including expenses of attending board and management meetings, and such expenses (travel, meals, lodging, etc.) will not be payable to, or by, Eudaimonia or credited against the Management Fee.

4.3           Except for expense reimbursement provided in Section 4.2 above and 4.4 below, InvestAmerica’s sole and exclusive compensation for all of its services to be rendered hereunder will be in the form of a Management Fee and a separate Incentive Fee as provided in Section 5.

4.4           InvestAmerica will be responsible for the following expenses: its staff salaries and fringe benefits, office space, office equipment and furniture, communications, travel, meals and entertainment, conventions, seminars, office supplies, dues and subscriptions, hiring fees, moving expenses, repair and maintenance, employment taxes, in-house accounting expenses and minor miscellaneous expenses.  InvestAmerica will pay for its own account all expenses incurred in rendering the services to be rendered hereunder. Without limiting the generality of the foregoing, InvestAmerica will pay the salaries and other employee benefits of the persons in its organization whom it may engage to render such services, including without limitation, persons in its organization who may from time to time agree to act as officers of MACC.  Eudaimonia or MACC, however, will be responsible for all reasonable expenses for travel at the direction of Eudaimonia or MACC, including for board or other management meetings, which expenses shall be reimbursed promptly upon being invoiced therefor by InvestAmerica.   Without limiting the foregoing, InvestAmerica will not be responsible for any expenses:  (i) required to be paid by MACC pursuant to the Eudaimonia Advisory Agreement (including, without limitation, Section 2.3 thereof), (ii) any expenses related to transferring management of MACC to Eudaimonia, including expenses of moving records to the offices of Eudaimonia, (iii) expenses of duplicating files necessary for performance of the Services; or (iv) any other expenses incurred in connection with the services that are not expressly payable by InvestAmerica under this Agreement.

4.5           The obligations of InvestAmerica to Eudaimonia and MACC are not exclusive.

(a)           InvestAmerica and its affiliates may, in their discretion, manage other venture capital funds and render the same or similar services to any other person or persons who may be making the same or similar investments.  Neither InvestAmerica nor any of its affiliates shall in any manner be liable to Eudaimonia, MACC or their affiliates by reason of the activities of InvestAmerica or its affiliates on behalf of other persons and funds as described in this paragraph and any conflict of interest arising therefrom is hereby expressly waived.

(b)           The scope of the Services does not include presentation of investment opportunities to MACC or making new investments for MACC, but rather is limited to management of the Existing Portfolio Companies.  Accordingly, InvestAmerica is not required to present to MACC investments being considered by other funds managed by InvestAmerica or its affiliates.

(c)           With respect to follow-on investments made by InvestAmerica pursuant to this Agreement, any such investment management services and all co-investments shall at all times be provided in strict accordance with rules and regulations under the 1940 Act and the Exemptive Orders.

5.           Management and Incentive Fees.

5.1           During the Transitional Period, Eudaimonia will pay InvestAmerica monthly in arrears a management fee (the “Transitional Management Fee”) equal to seventy-five percent (75%) of the management fee actually paid by MACC to Eudaimonia pursuant to the Eudaimonia Advisory Agreement attributable to Existing Portfolio Companies as of the Effective Date.  For the remainder of the term of this Agreement and to the extent the Agreement is extended pursuant to the terms of this Agreement and the terms of the 1940 Act, Eudaimonia will pay InvestAmerica monthly in arrears a management fee (the “Management Fee”) equal to fifty percent (50%) of the management fee actually paid by MACC to Eudaimonia pursuant to the Eudaimonia Advisory Agreement attributable to Existing Portfolio Companies as of the Effective Date.

Eudaimonia shall arrange for the Transitional Management Fee or the Management Fee, as applicable, to be paid to InvestAmerica directly by MACC on the same day as MACC pays Eudaimonia its management fee under the Eudaimonia Advisory Agreement, provided that Eudaimonia has received payment of its management fee from MACC pursuant to the terms of the Eudamonia Advisory Agreement.  Payments of Transitional Management Fees or Management Fees that are delayed because of failure of MACC to pay a management fee to Eudaimonia for the corresponding period shall be made promptly upon Eudaimonia receiving such management fee from MACC.  The Transitional Management Fee shall stop accruing as of the last day of the Transitional Period.  The Management Fee shall stop accruing on the date that this Agreement expires or is terminated.  Upon expiration or termination of this Agreement, all earned but unpaid Transitional Management Fees and Management Fees shall be immediately due and payable.

5.2           During the term of this Agreement Eudaimonia shall pay to InvestAmerica an incentive fee determined as specified in this Section 5.2 (the “Incentive Fee”).

(a)  The Incentive Fee to be paid to InvestAmerica shall consist of one hundred percent (100%) of the incentive fee actually paid by MACC to Eudaimonia pursuant to the Eudaimonia Advisory Agreement attributable to Existing Portfolio Companies as of the Effective Date.

(b)  Upon termination of this Agreement, all earned but unpaid Incentive Fees shall be immediately due and payable.

(c)   Payment of Incentive Fees shall be made as follows:

(i)  To the extent payable, Incentive Fees shall be paid, in cash, in arrears on the last business day of each fiscal quarter in the fiscal year.

(ii)  The Incentive Fee shall be retroactively adjusted as soon as practicable following completion of the valuations at the end of each fiscal year in which this Agreement is in effect to reflect the actual Incentive Fee due and owing to InvestAmerica, and if such adjustment reveals that InvestAmerica has received more Incentive Fee income than it is entitled to hereunder, InvestAmerica shall promptly reimburse Eudaimonia for the amount of the excess.

(d)   The Incentive Fee shall stop accruing effective as of the date of the expiration (subject, however, to annual continuance as provided in Section 3 above)  or termination of this Agreement.  Upon the expiration or termination of this Agreement, all earned but unpaid Incentive Fees shall be immediately due and payable; provided, however, that Incentive Fees earned with respect to non-cash Realized Capital Gains (as defined in the Eudaimonia Advisory Agreement) shall not be due and payable to InvestAmerica until the cash is received by MACC.

(e)           To the extent payable, Eudaimonia shall arrange for the Incentive Fee to be paid to InvestAmerica directly by MACC, on the same date as MACC pays Eudaimonia its incentive fee under the Eudaimonia Advisory Agreement, and in no event less than annually.

6.           Personnel.  All employee wages, benefits and other related costs for employees and personnel of InvestAmerica shall be the sole responsibility of InvestAmerica, and InvestAmerica shall have sole control of the payment of wages and benefits to such employees.  The individuals providing the Services shall at all times be considered to be in the employ of InvestAmerica and under the direction and control of InvestAmerica, and they shall not be considered to be in the employ of Eudaimonia.   No InvestAmerica personnel shall be required to relocate.  Without the prior written consent of InvestAmerica (which consent InvestAmerica may grant or withhold in its sole and absolute discretion), Eudaimonia agrees that it shall not, for a period of three (3) years from the date of termination of this Agreement, either alone or in conjunction with any other person, or directly or indirectly through its present or future affiliates, employ, engage or seek to employ or engage any person who is an employee of InvestAmerica.

7.           Accounts and Records.   InvestAmerica will maintain books of account and other records and files with respect to the Services provided hereunder.  InvestAmerica shall make such records available for inspection by Eudaimonia upon reasonable notice at mutually convenient times at the place where such records are kept in the ordinary course of business.

8.           Confidentiality. InvestAmerica agrees that it will come into possession of information regarding the Portfolio Companies and information regarding other companies, the securities of which are owned by other funds managed by one of the parties (“Confidential Portfolio Information”), and information concerning the business of the other parties to this Agreement (“Confidential Business Information”) (collectively, the Confidential Portfolio Information and Confidential Business Information are referred to herein as “Confidential Information”).  Confidential Information shall not include information independently developed by a party without reliance on the Confidential Information of the other party, information obtained from a third party, which third party is under no restriction with respect to the use and disclosure of such information, or information approved for unrestricted release by a party without violating a provision of this agreement.

InvestAmerica agrees that the Confidential Information is highly confidential, private and of a sensitive nature.  Eudaimonia and InvestAmerica agree that each will handle the Confidential Information of the other with the same degree of care that it uses to handle its own Confidential Information, and will, at all times, handle the Confidential Information of the other in a manner reasonably calculated to maintain its confidentiality.  Each party understands that the other may disclose Confidential Information as reasonably necessary:  (i) in the normal course of managing existing portfolios, (ii) in performing the Services, (iii) in the performance of tasks by InvestAmerica as requested by Eudaimonia and (iv) in communicating with shareholders, investors, and regulatory agencies, including the SEC.  Eudaimonia and InvestAmerica also agree that the parties may disclose Confidential Portfolio Information to banks, financing sources, investment banks, brokers, auditors, law firms and other service providers (i) as reasonably necessary in connection with the management of an investment in a Portfolio Company, (ii) at the request of the Portfolio Company who directs disclosure to third parties and (iii) as reasonably necessary in connection with service as a director of a Portfolio Company.  InvestAmerica may also use and disclose information regarding IRR, cash flow and other performance data for the Existing Portfolio and all other historical performance data relating to the Existing Portfolio and prior investments during the time InvestAmerica managed MACC.  In addition, a party may use and disclose the Confidential Information of the other party where required by law, provided that it shall first notify the other party in writing of such requirement and cooperate with respect to any reasonable steps available for the further protection of such Confidential Information.

Except as otherwise provided herein, InvestAmerica agrees that it will use the Confidential Information solely in the management of MACC or the management of other funds that have co-investments with MACC.

InvestAmerica agrees that, in the event of any breach of any provision hereof, the aggrieved party will not have an adequate remedy in money or damages and that, in such event, the aggrieved party shall be entitled to obtain injunctive relief against such breach in any court of competent jurisdiction, without the necessity of posting a bond even if otherwise normally required.  Such injunctive relief will in no way limit the aggrieved party’s right to obtain other remedies available under applicable law.

9.           Compliance with Laws; Cooperation.

9.1           InvestAmerica shall use diligent effort to cause all Services to be performed in strict compliance with all laws, regulations and requirements of any federal, state, municipal or other governmental entity having jurisdiction respecting either of the parties and/or the Services being rendered, including the 1940 Act, the Advisers Act and all Exemptive Orders.

9.2           Eudaimonia shall cooperate fully with InvestAmerica’s efforts to perform the Services effectively and in compliance with applicable law, including providing InvestAmerica with files and records necessary for the performance of the Services.

10.           Indemnification; Fidelity Bond, Directors and Officers Insurance.

10.1           Eudaimonia shall not be liable or responsible for any action or omission on the part of InvestAmerica or its employees, representatives or agents arising out of their respective service on the board of directors of individual Portfolio Companies or provision of other Services pursuant to this Agreement, except to the extent that such action or omission was specifically directed by Eudaimonia, in writing.  InvestAmerica shall indemnify and hold Eudaimonia harmless from any claims or liabilities arising out of the service of InvestAmerica and its employees, representatives and agents on the boards of directors of individual Portfolio Companies or the provision of other Services pursuant to this Agreement, except to the extent that InvestAmerica or its employees, representatives or agents were carrying out the express written instructions of Eudaimonia in connection with the action or omission complained of.

10.2           InvestAmerica shall not be liable or responsible for any action or omission on the part of Eudaimonia or its employees, representatives or agents arising out of this Agreement or the Eudaimonia Advisory Agreement.  Eudaimonia shall indemnify and hold InvestAmerica harmless from any claims or liabilities arising out of Eudaimonia’s actions or omissions with respect to this Agreement or the Eudaimonia Advisory Agreement.

10.3           During the term of this Agreement, InvestAmerica and its officers, directors and employees, with respect to performance of the Services under this Agreement and as officers or employees of MACC, if applicable,  shall be covered at all times by a (i) directors and officers insurance policy and (ii) a joint fidelity bond, in each case at least as extensive in amount, scope and coverage as required by law and as presently in force (as long as reasonable commercially available), and at no cost to InvestAmerica.

10.4           Neither InvestAmerica, nor any of its officers, directors, shareholders, employees, agents or Affiliates, whether past, present or future (collectively, the “Indemnified Parties”), shall be liable to Eudaimonia or MACC, or any of their affiliates for any error in judgment or mistake of law made by the Indemnified Parties in connection with any investment made by or for MACC, provided such error or mistake was not made in bad faith or as a result of gross negligence or willful misconduct of the Indemnified Parties. MACC confirms that in performing services hereunder Eudaimonia will be an agent of MACC for the purpose of the indemnification provisions of the Bylaws of MACC subject, however, to the same limitations as though the Indemnified Parties were a director or officer of MACC.  InvestAmerica shall not be liable to Eudaimonia, MACC, their shareholders or their creditors, except for violations of law or for conduct which would preclude the Indemnified Parties from being indemnified under such Bylaw provisions. The indemnification provisions of this Section 9 are applicable to the entire period for which InvestAmerica has provided advisory services to MACC or its predecessors, beginning in 1985.  The provisions of this Section 9(d) shall survive termination of this Agreement.

11.           Notices.   All notices or other communications given pursuant to this Agreement shall be in writing and shall be given by personal delivery, by United States mail or an established,  commercial express delivery service (such as Federal Express), postage or delivery charge prepaid, return receipt requested, addressed to the person and address designated below:

InvestAmerica:	InvestAmerica Investment Advisors, Inc.
101 Second Street S.E., Suite 800
Cedar Rapids IA 52401
Fax (319) 363-9683
Attn:  David R. Schroder, President

Eudaimonia:	Eudaimonia Asset Management, LLC
580 2nd Street, Suite 102
Encinitas, California 92024
Attn:  Travis Prentice, President

A notice or other communication shall be deemed received on the earliest of the following: (i) the date of its delivery to the address specified above, (ii) the date of its actual receipt by the person or entity specified above, or (iii) in the case of refusal to accept or inability to deliver the notice or other communication, the earliest of (a) the date of the attempted delivery or refusal to accept delivery, (b) the date of the postmark on the return receipt, or (c) the date of receipt of notice of refusal or notice of non-delivery by the sending party.

Either party may designate any other address in substitution of the foregoing address(es) at any time by giving the other party ten (10) days written notice, as provided herein, of the new address.

12.           Severability.   If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced.

13.           No Joint Venture, Partnership or Alter Ego; Independent Contractor.   Nothing contained in this Agreement, any document executed in connection herewith or any other agreement with any other party shall be construed as making InvestAmerica and Eudaimonia partners, joint venturers or alter egos of each other or of any other entity.  InvestAmerica shall at all times remain an independent contractor of Eudaimonia with respect to the Services.

14.           Additional Documents.   The parties hereby agree to execute and deliver such other documents and instruments as may be necessary or desirable to give effect to the terms and intent of this Agreement.

15.           Waiver.   The failure of any party to insist upon strict performance of any of the provisions contained herein shall not be deemed a waiver of any rights or remedies that such party may have, and shall not be deemed a waiver of any subsequent breach or default.

16.           Captions and Headings.   The captions and headings in this Agreement are for ease of reference only and shall not be deemed to define or limit the scope or intent of any of the terms, covenants, conditions or agreements contained herein.

17.           Entire Agreement.   This Agreement contains the entire agreement between and among the parties hereto and supersedes all prior negotiations and agreements, oral or written, with respect to the subject matter hereof or with respect to any of the Services.

18.           Arm’s-Length Agreement; Construction.   The parties mutually acknowledge that the provisions of this Agreement are the product of arm’s-length negotiations with parties having essentially equal bargaining strength, legal representation and opportunity to determine the language used herein.  Therefore, the provisions of this Agreement shall not be construed for or against any party.

19.           No Third-Party Beneficiary Rights.   This Agreement is not intended to create, nor shall it be in any way construed to create any third-party beneficiary rights in any person not a party hereto.

20.           Successors and Assigns.   This Agreement shall inure to the benefit of and bind the respective parties’ successors and assigns.

21.           Applicable Law.   This Agreement is made and delivered in, and shall be construed and interpreted in accordance with the laws (without reference to the choice-of-law provisions) of, the State of Delaware.

22.           Amendment.   This Agreement may be amended only in writing executed by all parties.

[signature page immediately follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EUDAIMONIA:
EUDAIMONIA ASSET MANAGEMENT, LLC
A California limited liability company

By:	/s/ Travis T. Prentice
Name:	/s/ Travis T. Prentice
Title:	President and CEO

INVESTAMERICA:
INVESTAMERICA INVESTMENT ADVISORS, INC.
A Delaware corporation

By:	/s/ David R. Schroder
David R. Schroder
President

By:	/s/ Robert A. Comey
Robert A. Comey
Executive Vice President

MACC:
MACC PRIVATE EQUITIES, INC.
A Delaware corporation

By:	/s/ David R. Schroder
David R. Schroder
President

By:	/s/ Robert A. Comey
Robert A. Comey
Executive Vice President

Schedule A
TRANSITIONAL SERVICES
To Be Provided by InvestAmerica and by Eudaimonia

I.	EXISTING PORTFOLIO COMPANY MANAGEMENT TASKS

1.	Gather, review, file, summarize monthly financials relating to portfolio investments existing as of the Existing Date (the “Existing Portfolio”).
2.	Report sales, pre tax, EBITDA actual vs. budget monthly.
3.	Attend Existing Portfolio company board meetings.
4.	Review and file projections.
5.	Review and file annual audits.
6.	Review covenant compliance.
7.	Explore ways to add value i.e. explore growth and acquisition opportunities and plans, assess management and new management candidates.
8.	Work to execute exit projections.
9.	Communicate and work with co-investors to assess and add value.
10.	Analyze and recommend investment opportunities for the Existing Portfolio companies.
11.	Support senior capital and venture capital acquisition as required for Existing Portfolio companies.
12.	File all company monitoring information.
13.	File all investment documentation.
14.	In Existing Portfolio board roles, act in accord with proper corporate governance guidelines, all in the interest of the Existing Portfolio company and its shareholders.
15.
Make available and, if requested by Existing Portfolio companies, render managerial assistance to, and exercise management rights in, Existing Portfolio companies and entities as appropriate to maximize return for MACC and to comply with applicable SEC regulations.

II.	SEC EXAMINATIONS; SECURITIES CUSTODY

1.	Eudaimonia is responsible as investment advisor of MACC; InvestAmerica provides SEC exam assistance on any inquiries related to pre-Effective Date or Existing Portfolio activities.
2.
Eudaimonia is responsible for custody of all assets (cash, securities, et al) which are subject to SEC custody rules under the 1940 Act and the Advisers Act.  InvestAmerica to provide custody support as long as assets are held at CRBT.

III.	ACCOUNTING FOR MACC

1.	Prepare monthly financial statements and quarterly report for MACC and MorAmerica during the Transition Period.
2.	Eudaimonia will be responsible for controls, check writing, wire instructions and approval of expenses. These tasks will be transitioned by InvestAmerica to Eudaimonia over the Transition Period.
3.	Prepare quarterly and annual valuation reports, provide valuation analysis and support to MACC board of directors.
4.	Monthly Existing Portfolio accounting and bookkeeping records.
5.	Audit support for the Existing Portfolio records and for pre-Effective Date Activities.
6.	Prepare quarterly management letter on Existing Portfolio.
7.	Prepare monthly performance report with respect to Existing Portfolio.
8.	Prepare cashflows projection (1 year out) for Existing Portfolio

IV.	SHAREHOLDER RELATIONS / ANNUAL REPORT

1.	Eudaimonia responsible for all shareholder relations, communications and inquiries.
2.	Eudaimonia will prepare Annual Reports, with Existing Portfolio financial input from InvestAmerica.

V.           EXISTING PORTFOLIO FOLLOW-ON INVESTMENTS

1.	InvestAmerica responsible for analysis, presentation, proposal, gathering, filing investment documentation.
2.	Eudaimonia responsible for investment decisions.
3.	MACC Board responsible for any co-investment split decisions.

VI.           BOARD MEETINGS

1.	Eudaimonia responsible.
2.	InvestAmerica will provide Existing Portfolio;
•	Quarterly Management Letter
•	Monthly Portfolio Performance Report
•	Quarterly Valuations

InvestAmerica is not responsible for out-of-pocket expenses (travel, meals, etc.) associated with the administration of this Agreement that are not associated with managing the Existing Portfolio.  InvestAmerica is not responsible for the cost of travel to the offices of Eudamonia required under the Agreement.

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VII.           FINANCIAL PROJECTIONS

1.	InvestAmerica responsible for annual projection inputs with regard to the Existing Portfolio and expenses under its control and for interim projection inputs as reasonably required.
2.	Eudaimonia responsible for MACC financial projections.

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Schedule B
ONGOING SERVICES
To Be Provided by InvestAmerica and by Eudaimonia

I.           EXISTING PORTFOLIO COMPANY MANAGEMENT TASKS

1.	Gather, review, file, summarize monthly financials relating to portfolio investments existing as of the Existing Date (the “Existing Portfolio”).
2.	Report sales, pre tax, EBITDA actual vs. budget monthly.
3.	Attend Existing Portfolio company board meetings.
4.	Review and file projections.
5.	Review and file annual audits.
6.	Review covenant compliance.
7.	Explore ways to add value i.e. explore growth and acquisition opportunities and plans, assess management and new management candidates.
8.	Work to execute exit projections.
9.	Communicate and work with co-investors to assess and add value.
10.	Analyze and recommend investment opportunities for the Existing Portfolio companies.
11.	Support senior capital and venture capital acquisition as required for Existing Portfolio companies.
12.	File all company monitoring information.
13.	File all investment documentation.
14.	In Existing Portfolio board roles, act in accord with proper corporate governance guidelines, all in the interest of the Existing Portfolio company and its shareholders.
15.
Make available and, if requested by Existing Portfolio companies, render managerial assistance to, and exercise management rights in, Existing Portfolio companies and entities as appropriate to maximize return for MACC and to comply with applicable SEC regulations.

II.           SEC EXAMINATIONS; SECURITIES CUSTODY

1.	Eudaimonia is responsible as investment advisor of MACC; InvestAmerica provides SEC exam assistance on any inquiries related to pre-Effective Date or Existing Portfolio activities.
2.
Eudaimonia responsible for custody of all assets (cash, securities, et al) which are subject to SEC custody rules under the 1940 Act and the Advisers Act.  InvestAmerica to provide custody support as long as assets are held at CRBT.

III.           ACCOUNTING FOR MACC

1.	Eudaimonia will be responsible for controls, check writing, wire instructions and approval of expenses. These tasks will be transitioned by InvestAmerica to Eudaimonia over the Transition Period.
2.	Prepare quarterly and annual valuation reports, provide valuation analysis and support to MACC board of directors.
3.	Monthly Existing Portfolio accounting and bookkeeping records.
4.	Audit support for the Existing Portfolio records and for pre-Effective Date Activities.

IV.           SHAREHOLDER RELATIONS / ANNUAL REPORT

1.	Eudaimonia responsible for all shareholder relations, communications and inquiries.
2.	Eudaimonia will prepare Annual Reports, with Existing Portfolio financial input from InvestAmerica.

V.           EXISTING PORTFOLIO FOLLOW-ON INVESTMENTS

1.	InvestAmerica responsible for analysis, presentation, proposal, gathering, filing investment documentation.
2.	Eudaimonia responsible for investment decisions.
3.	MACC Board responsible for any co-investment split decisions.

VI.           BOARD MEETINGS

1.	Eudaimonia responsible.
2.	InvestAmerica will provide Existing Portfolio;
•	Quarterly Management Letter
•	Monthly Portfolio Performance Report
•	Quarterly Valuations

InvestAmerica is not responsible for out-of-pocket expenses (travel, meals, etc.) associated with the administration of this Agreement that are not associated with managing the Existing Portfolio.  InvestAmerica is not responsible for the cost of travel to the offices of Eudamonia required under the Agreement.

VII.           FINANCIAL PROJECTIONS

1.	InvestAmerica responsible for annual projection inputs with regard to the Existing Portfolio and expenses under its control and for interim projection inputs as reasonably required.
2.	Eudaimonia responsible for MACC financial projections.

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